PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated February 8, 2021	Registration No. 333-252630

Up to $12,930,079 Shares of Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus supplement dated February 8, 2021 to the prospectus dated February 8, 2021 (the “February 2021 Prospectus”), relating to the offer and sale of shares of our common stock, par value $0.0001 per share, through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At The Market Offering Agreement with Wainwright dated as of February 1, 2021 (the “ATM Agreement”).

This prospectus supplement should be read in conjunction with the February 2021 Prospectus and is qualified by reference to the February 2021 Prospectus, except to the extent that the information presented herein supersedes the information contained in the February 2021 Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the February 2021 Prospectus, including any amendments or supplements thereto.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TBLT.” The last sale price for our common stock on July 9, 2021 was $1.05 share.

Under the February 2021 Prospectus, we initially registered up to $100,000,000 of our common stock, $0.0001 par value per share, for offer and sale pursuant to the ATM Agreement. From February 8, 2021 through the date of this prospectus supplement, we sold an aggregate of 18,826,177 shares of common stock for an aggregate gross purchase price of $25,427,802.11 under the February 2021 Prospectus, including 1,660,402 shares of common stock sold on July 8, 2021 and July 9, 2021 pursuant to our ATM Agreement. As of the date of this prospectus supplement, we are decreasing the amount of common stock that we are offering pursuant to the ATM Agreement, such that we are offering up to an aggregate of $12,930,079 of our common stock for sale under the ATM Agreement from and after the date hereof, not including the shares of common stock previously sold.

Investing in our securities involves risks. See “Risk Factors” in the documents incorporated by reference in this prospectus supplement for a discussion of the factors that should be carefully considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is July 11, 2021.